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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                 SCHEDULE 13G/A

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (AMENDMENT NO. 1)*



                              DXP Enterprises, Inc.
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                                (Name of Issuer)


                                  Common Stock
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                         (Title of Class of Securities)


                                   454078 10 6
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                                 (CUSIP Number)


                                December 31, 2003
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             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [ ]      Rule 13d-1(b)

         [X]      Rule 13d-1(c)

         [ ]      Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



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                                  SCHEDULE 13G



CUSIP NO.         454078 10 6
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     1.  NAMES OF REPORTING PERSONS.
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

         Bryan H. Wimberly
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     2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

         (a)  [ ]
         (b)  [ ]

              Not applicable.
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     3.  SEC USE ONLY
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     4.  CITIZENSHIP OR PLACE OF
         ORGANIZATION

         United States
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NUMBER OF          5.  SOLE VOTING POWER
SHARES
BENEFICIALLY           325,955(1)
OWNED BY EACH      -------------------------------------------------------------
REPORTING          6.  SHARED VOTING POWER
PERSON WITH
                       None
                   -------------------------------------------------------------
                   7.  SOLE DISPOSITIVE POWER

                       325,955(1)
                   -------------------------------------------------------------
                   8.  SHARED DISPOSITIVE POWER

                       None
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          9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              325,955(1)
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         10.  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
              (SEE INSTRUCTIONS)   [ ]

              Not applicable.
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         11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

              7.9%(2)
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         12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

              IN
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(1) Includes 48,800 shares of common stock issuable upon exercise of an option.

(2) Based on an aggregate of 4,071,685 shares of common stock outstanding as of November 10, 2003 as reported in the issuer's quarterly report on Form 10-Q for the third quarter ended September 30, 2003.


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         This Amendment No. 1 to Schedule 13G with regard to DXP Enterprises,
Inc. is filed on behalf of the undersigned to amend Item 4 of the originally filed Schedule 13G. Except as expressly stated herein, there have been no changes in the information set forth in the originally filed Schedule 13G.

ITEM 4.      OWNERSHIP.

             Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer.

             (a)      Amount beneficially owned:

                      325,955

             Includes 48,800 shares of common stock issuable upon exercise of an option.

             (b)      Percent of class:

                      7.9%

             Based on an aggregate of 4,071,685 shares of common stock outstanding as of November 10, 2003 as reported in the issuer's quarterly report on Form 10-Q for the third quarter ended September 30, 2003.

             (c)      Number of shares as to which the person has:

                      (i)    Sole power to vote or to direct the vote

                             325,955

                      (ii)   Shared power to vote or to direct the vote

                             None

                      (iii)  Sole power to dispose or to direct the
                             disposition of

                             325,955

                      (iv) Shared power to dispose or to direct the disposition of

                             None


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                                    SIGNATURE


      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                          By:    /s/ Bryan H. Wimberly
                                              --------------------------------
                                                     Bryan H. Wimberly


                                          Dated:  January 22, 2004